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                                                                    EXHIBIT 16.1


June 10, 2002
Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sir/Madam:

We have read the second sentence of the first paragraph of Item 4 and the second through fourth paragraphs of Item 4 included in the Form 8-K dated June 10, 2002 of American Bank Note Holographics, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP
Arthur Andersen LLP

cc:  Mr. Kenneth Traub, President - American Bank Note Holographics, Inc.